RealNetworks Appoints John E. Cunningham to Board of Directors

Seattle, WA—July 16, 2012—RealNetworks, Inc. (Nasdaq: RNWK) today announced that John E. Cunningham, IV, has been appointed to the company’s Board of Directors.

“John brings broad experience and knowledge across the digital landscape to our Board,” said Rob Glaser, RealNetworks’ Chairman and interim CEO. “He is also a great catalyst for change, as he has exhibited many times in his career, most notably in his role as Chairman of the Board of Directors for Blucora, Inc. (formerly InfoSpace).”

During Cunningham’s tenure at Blucora, the company streamlined multiple businesses, paid $500 million in cash dividends to shareholders, built an excellent management team and acquired a growth business with significant free cash flow. Cunningham, 54, has been a general partner of Clear Fir Partners, L.P., a venture capital investment partnership, since February 1998 with a focus on wireless, telecom and the Internet. He also serves as a board member of AudienceScience, Inc. and Qliance, Inc.; and is an advisor to Petra Growth Fund II.

“RealNetworks has a tremendous collection of underutilized assets and great people,” said Cunningham. “Rob Glaser is a pioneer and visionary in digital media and I am excited to help him and the board increase shareholder value.  My experience at Blucora has taught me that relentless pursuit of a single vision with excellent people will create long-term value and I’m honored to have this opportunity to help RealNetworks.”

With Mr. Cunningham’s appointment, the number of Directors on RealNetworks’ Board remains at seven.

About RealNetworks

RealNetworks creates innovative applications and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. Find RealNetworks corporate information at www.realnetworks.com/about-us.

RealNetworks is a registered trademark of RealNetworks, Inc.  All other trademarks, names of actual companies and products mentioned herein are the property of their respective owners.

Forward Looking Statements:  This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to RealNetworks’ prospects for future value creation. More information about potential risk factors that could affect Real’s business and financial results is included in RealNetworks’ annual report on Form 10-K for the most recent year ended December 31, and its quarterly reports on Form 10-Q and, from time to time, in other reports filed by RealNetworks with the Securities and Exchange Commission. Actual results may differ materially from estimates under different assumptions or conditions. RealNetworks assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.

For More Information

Financial
Marj Charlier, RealNetworks
206-892-6718
mcharlier@real.com

Press Only
Barbara Krause, Krause Taylor Associates for RealNetworks
408-981-2429
barbara@krause-taylor.com